EXHIBIT 21.0
                         Subsidiaries of the Registrant
                         ------------------------------

Name                               % Ownership                      Incorporated
----                               -----------                      ------------

Red Oak Farms, Inc.                    100%                             Iowa

Midland Cattle Company                 100%                             Iowa

Red Oak Feeders, LLC                   100%                             Iowa

My Favorite Jerky                      100%                             Iowa

Here's the Beef, LLC                    80%                             Iowa

Red Oak Farms' Europe BV               100%                          Netherlands

Red Oak BioSource, Inc.                100%                            Nevada